Argentex Mining Grants Stock Options

Vancouver, B.C., January 20, 2010 --  Argentex Mining Corporation ("Argentex") (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has granted stock options to purchase an aggregate 550,000 shares of Argentex’s common stock at a price of CDN$0.88 (US$0.855) per share until January 19, 2015 to two of its directors, one of its officers and a consultant pursuant to the terms of Argentex’s 2007 Stock Option Plan. The options are to vest in four installments over a one-year period, with each installment equal to 25% of the total number of options granted to each optionee, with the first of such installments vesting April 19, 2010.

FURTHER INFORMATION:

Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

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